<SUBMISSION>

<TYPE> SC 13G

<TEST>

<DOCUMENT-COUNT> 1

<NOTIFY> 71111,3465

<SROS> NASD

<SUBJECT-COMPANY>

<CIK> 0001144399

<NAME> Intier Automotive Inc A

<IRS-NUMBER>980133147

</SUBJECT-COMPANY>

<FILER>

<CIK> 0000924355

<CCC> hw5iqbo@

</FILER>

<DOCUMENT>

<TYPE> SC 13G

<TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Intier Automotive Inc A
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

46115N104
_________________________
(CUSIP Number)

 Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

(Continued on following page(s))

CUSIP No. 46115N104 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	929,100
BENEFICIALLY

6. SHARED VOTING POWER

OWNED BY EACH

0
REPORTING PERSON WITH

7. SOLE DISPOSITIVE POWER

932,300

8. SHARED DISPOSITIVE POWER
0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

932,300
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
17.03%

12. TYPE OF REPORTING PERSON*
Investment adviser

*SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
(g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

(h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

SCHEDULE G

Item 1(a).	Name of Issuer: Intier Automotive Inc A

Item 1(b).	Address of Issuers Principal Office:
521 Newpark Boulevard Newmarket, Ontario, CN L3Y 4X7

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 46115N104
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership

If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 932,300
(b) Percent of Class: 17.03%
(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

929,100
(ii) shared power to vote or to direct the vote:
0
(iii) sole power to dispose or to direct the disposition of:

932,300
(iv) shared power to dispose or direct the disposition of:
0

State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

All foregoing shares are in fact owned by clients of State Street Research & Management Company.

SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0001042598

  <NAME> Denison International PLC

  <IRS-NUMBER> 760085919

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Denison International PLC
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

248335101
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 248335101 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	745,000
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  745,000

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

745,000
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.75%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Denison International PLC

Item 1(b).	Address of Issuers Principal Office:
14249 Industrial Parkway Marysville, OH 43040

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 248335101
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 745,000
(b) Percent of Class: 6.75%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

745,000
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

745,000
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK>

  <NAME>

  <IRS-NUMBER>

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer:

Item 1(b).	Address of Issuers Principal Office:

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned:
(b) Percent of Class: %
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK>

  <NAME>

  <IRS-NUMBER>

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer:

Item 1(b).	Address of Issuers Principal Office:

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned:
(b) Percent of Class: %
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> _______________

  <NAME> Elk Point Resources Inc.

  <IRS-NUMBER> ______________

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Elk Point Resources Inc.
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

28736M301
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 28736M301 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	1,693,700
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  1,711,600

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,711,600
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.43%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Elk Point Resources Inc.

Item 1(b).	Address of Issuers Principal Office:
800, 635 - 8th Avenue S.W. Calgary, AB T2P 3M3 Canada

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 28736M301
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 1,711,600
(b) Percent of Class: 6.43%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

1,693,700
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

1,711,600
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000094056

  <NAME> Stepan Co.

  <IRS-NUMBER> 590676812

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Stepan Co.
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

858586100
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 858586100 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	571,990
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  587,090

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

587,090
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.34%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Stepan Co.

Item 1(b).	Address of Issuers Principal Office:
1850 W. McNab Road Fort Lauderdale, FL 33309

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 858586100
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 587,090
(b) Percent of Class: 6.34%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

571,990
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

587,090
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000899596

  <NAME> Bell & Howell Co

  <IRS-NUMBER> 0000899596

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Bell & Howell Co
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

077852101
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 077852101 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	1,424,600
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  1,494,600

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,494,600
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.32%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Bell & Howell Co

Item 1(b).	Address of Issuers Principal Office:
5215 Old Orchard Road Skokie, IL 60077

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 077852101
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 1,494,600
(b) Percent of Class: 6.32%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

1,424,600
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

1,494,600
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 741339132

  <NAME> Zapata Corp.

  <IRS-NUMBER> 0000109177

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Zapata Corp.
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

989070503
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 989070503 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	1,403,900
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  1,493,900

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,493,900
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.25%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Zapata Corp.

Item 1(b).	Address of Issuers Principal Office:
100 Meridian Centre Suite 350 Rochester, NY 14618

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 989070503
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 1,493,900
(b) Percent of Class: 6.25%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

1,403,900
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

1,493,900
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000928022

  <NAME> Callon Petroleum Company

  <IRS-NUMBER> 640844345

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Callon Petroleum Company
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

13123X102
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 13123X102 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	784,400
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  824,400

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

824,400
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.19%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Callon Petroleum Company

Item 1(b).	Address of Issuers Principal Office:
200 N. Canal Street Natchez, MS 39120

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 13123X102
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 824,400
(b) Percent of Class: 6.19%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

784,400
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

824,400
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000869295

  <NAME> HS Resources Inc

  <IRS-NUMBER> 943036864

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

HS Resources Inc
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

404297103
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 404297103 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	1,020,500
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  1,082,700

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,082,700
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.87%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: HS Resources Inc

Item 1(b).	Address of Issuers Principal Office:
One Maritime Plaza 15th Floor San Francisco, CA 94111

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 404297103
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 1,082,700
(b) Percent of Class: 5.87%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

1,020,500
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

1,082,700
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000947156

  <NAME> Seven Seas Petroeum Inc

  <IRS-NUMBER> 731468669

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Seven Seas Petroeum Inc
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

817917107
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 817917107 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	2,168,400
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  2,262,300

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,262,300
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.98%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Seven Seas Petroeum Inc

Item 1(b).	Address of Issuers Principal Office:
5555 San Felipe Suite 1700 Houston, TX 77056

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 817917107
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 2,262,300
(b) Percent of Class: 5.98%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

2,168,400
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

2,262,300
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000858470

  <NAME> Cabot Oil and Gas Corp.

  <IRS-NUMBER> 0430727711

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Cabot Oil and Gas Corp.
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

127097103
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 127097103 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	1,597,600
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  1,702,100

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,702,100
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.87%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Cabot Oil and Gas Corp.

Item 1(b).	Address of Issuers Principal Office:
15375 Memorial Drive Houston, TX 77079

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 127097103
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 1,702,100
(b) Percent of Class: 5.87%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

1,597,600
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

1,702,100
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000745026

  <NAME> NS Group Inc

  <IRS-NUMBER> 610985936

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

NS Group Inc
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

628916108
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 628916108 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	1,150,500
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  1,226,500

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5.86
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.86%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: NS Group Inc

Item 1(b).	Address of Issuers Principal Office:
530 West Ninth Steet New Port, KY 41071

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 628916108
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 5.86
(b) Percent of Class: 5.86%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

1,150,500
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

1,226,500
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0001091907

  <NAME> World Wrestling Federation Entertainment Inc.

  <IRS-NUMBER> 242693383

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

World Wrestling Federation Entertainment Inc.
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

98156Q108
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 98156Q108 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	849,400
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  917,400

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

917,400
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.67%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: World Wrestling Federation Entertainment Inc.

Item 1(b).	Address of Issuers Principal Office:
1241 E. Main Street

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 98156Q108
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 917,400
(b) Percent of Class: 5.67%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

849,400
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

917,400
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000896159

  <NAME> Ace Limited

  <IRS-NUMBER> 000000000

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Ace Limited
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

G0070K10
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. G0070K10 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	12,714,827
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  12,908,502

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,908,502
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.56%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Ace Limited

Item 1(b).	Address of Issuers Principal Office:
Hamilton, HM 08 Bermu, D0

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number G0070K10
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 12,908,502
(b) Percent of Class: 5.56%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

12,714,827
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

12,908,502
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000930550

  <NAME> Ocean Energy Inc.

  <IRS-NUMBER> 721277752

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Ocean Energy Inc.
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

67481E106
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 67481E106 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	9,039,958
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  9,298,130

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,298,130
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.55%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Ocean Energy Inc.

Item 1(b).	Address of Issuers Principal Office:
1201 Louisiana Suite 1400 Houston, TX 77002-5603

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 67481E106
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 9,298,130
(b) Percent of Class: 5.55%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

9,039,958
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

9,298,130
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000943452

  <NAME> Wabtec

  <IRS-NUMBER> 251615902

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Wabtec
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

929740108
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 929740108 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	2,054,477
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  2,164,477

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,164,477
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.05%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Wabtec

Item 1(b).	Address of Issuers Principal Office:
1001 Air Brake Avenue Wilmerding, PA 15148

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 929740108
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 2,164,477
(b) Percent of Class: 5.05%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

2,054,477
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

2,164,477
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK>

  <NAME>

  <IRS-NUMBER>

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer:

Item 1(b).	Address of Issuers Principal Office:

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned:
(b) Percent of Class: %
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000849240

  <NAME> Hawk Corp Class A

  <IRS-NUMBER> 341608156

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Hawk Corp Class A
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

420089104
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 420089104 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	387,485
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  428,785

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

428,785
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.02%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Hawk Corp Class A

Item 1(b).	Address of Issuers Principal Office:
200 Public Square Cleveland, OH 44114

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 420089104
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 428,785
(b) Percent of Class: 5.02%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

387,485
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

428,785
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000827795

  <NAME> Basin Exploration Inc

  <IRS-NUMBER> 841143307

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Basin Exploration Inc
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

070107107
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 070107107 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	1,693,300
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  1,797,400

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,797,400
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.71%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Basin Exploration Inc

Item 1(b).	Address of Issuers Principal Office:
1670 Broadway Suite 2800 Denver, CO 80202-4801

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 070107107
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 1,797,400
(b) Percent of Class: 9.71%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

1,693,300
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

1,797,400
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000928810

  <NAME> Canadian 88 Energy Corp

  <IRS-NUMBER> 000000000

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Canadian 88 Energy Corp
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

13566G509
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 13566G509 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	12,957,900
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  13,672,900

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,672,900
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.25%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Canadian 88 Energy Corp

Item 1(b).	Address of Issuers Principal Office:
400 3rd Avenue S.W. Calgary, AB T2P 4H2

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 13566G509
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 13,672,900
(b) Percent of Class: 10.25%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

12,957,900
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

13,672,900
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 000089951

  <NAME> Titan International Inc.

  <IRS-NUMBER> 363228472

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Titan International Inc.
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

88830M102
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 88830M102 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	1,088,193
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  1,144,693

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,144,693
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.52%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Titan International Inc.

Item 1(b).	Address of Issuers Principal Office:
2701 Spruce Street Quincy, IL 62301

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 88830M102
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 1,144,693
(b) Percent of Class: 5.52%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

1,088,193
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

1,144,693
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance
  <SUBMISSION>

  <TYPE> SC 13G

  <TEST>

  <DOCUMENT-COUNT> 1

  <NOTIFY> 71111,3465

  <SROS> NASD

  <SUBJECT-COMPANY>

  <CIK> 0000007332

  <NAME> Southwestern Energy Company

  <IRS-NUMBER> 710205415

  </SUBJECT-COMPANY>

  <FILER>

  <CIK> 0000924355

  <CCC> hw5iqbo@

  </FILER>

  <DOCUMENT>

  <TYPE> SC 13G

  <TEXT>

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Southwestern Energy Company
____________________________________________
(Name of Issuer)

Common stock
____________________________________________
(Title of Class of Securities)

845467109
_________________________
(CUSIP Number)

   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5 percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  * The remainder of the cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

  (Continued on following page(s))

  CUSIP No. 845467109 13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
State Street Research & Management Company
#13-31424135

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is in Boston, MA.

5. SOLE VOTING POWER
NUMBER OF SHARES	1,306,800
BENEFICIALLY

  6. SHARED VOTING POWER

  OWNED BY EACH

0
REPORTING PERSON WITH

  7. SOLE DISPOSITIVE POWER

  1,373,300

8. SHARED DISPOSITIVE POWER
0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,373,300
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.49%

12. TYPE OF REPORTING PERSON*
Investment adviser

  *SEE INSTRUCTIONS BEFORE FILLING OUT

(a) [ ] Broker or dealer registered under Section 15 of the Act
(b) [ ] Bank as defined in Section 3(a)(6) of the Act
(c) [ ] Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ] Investment company registered under Section 8 of the Investment Company Act
(e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  SCHEDULE G

Item 1(a).	Name of Issuer: Southwestern Energy Company

Item 1(b).	Address of Issuers Principal Office:
1083 Sain Street P.O. Box 1408 Fayetteville, AR 72702-1408

Item 2(a).	Name of Person Filing: State Street Research & Management Company
Item 2(b).	Address of Principal Business Office: One Financial Center, 30th Floor Boston, MA 02111-2690

Item 2(c).	Citizenship Reporting Person is a corporation organized under Delaware laws. Principal office of Reporting Person is Boston, MA

Item 2(d).	Title of Class of Securities Common Stock

Item 2(e).	CUSIP Number 845467109
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a) [ ]	Broker or dealer registered under Section 15 of the Act
(b) [ ]	Bank as defined in Section 3(a)(6) of the Act
(c) [ ]	Insurance Company registered under Section 3(a)(19) of the Act
(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940
(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f) [ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d- 1(b)(1)(ii)(F)
(g) [ ]	Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

  Item 4. Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially owned: 1,373,300
(b) Percent of Class: 5.49%
  (c) Number of shares as to which such person has:

  (i) sole power to vote or to direct the vote:

1,306,800
(ii) shared power to vote or to direct the vote:
0
  (iii) sole power to dispose or to direct the disposition of:

1,373,300
(iv) shared power to dispose or direct the disposition of:
0

  State Street Research & Management Company disclaims any beneficial interest in any of the foregoing securities.

  Item 5. Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

  All foregoing shares are in fact owned by clients of State Street Research & Management Company.

  SCHEDULE G

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

  Inapplicable

  Item 8. Identification and Classification of Members of the Group.

  If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(b) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Inapplicable

Item 9. Notice of Dissolution of Group

Inapplicable

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

  Signature

  After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2002

Signature: ________________________

Name/Title: Mary T. Lomasney
Vice President/Director of Compliance